LCI INDUSTRIES REPORTS SECOND QUARTER FINANCIAL RESULTS
Diversification and Strong Execution Drives Expanded Profitability

Second Quarter 2026 Highlights versus Second Quarter 2025
•Net sales decreased 13% to $969 million
•Adjusted net sales decreased 4% to $1,057 million
◦Adjusted net sales in the second quarter of 2026 excludes a $89 million reduction to net sales for the IEEPA tariff refunds expected to be passed through to customers
•Operating profit margin expanded 200 bps to 9.9% from 7.9%
◦Second quarter 2026 operating profit includes the impacts of merger-related expenses and restructuring costs, partially offset by a benefit from the net impact of IEEPA tariff refunds
•Net income increased 16% to $67 million, or 6.9% of net sales
•Diluted earnings per share increased 20% to $2.75 from $2.29
•Adjusted net income of $66 million; adjusted diluted EPS increased 13% to $2.70 from $2.39
•Adjusted EBITDA increased 7% to $129 million, or 12.2% of adjusted net sales
•Towable RV content per unit up 11% to $5,831

Other Highlights
•Cash flows from operations of $346 million for the LTM ended June 30, 2026
•$28 million returned to shareholders via dividends during the quarter
•Paid off remaining balance of 2026 Convertible Notes at maturity with cash of $92 million
•Strong liquidity position of $812 million, comprising $217 million of cash and cash equivalents and $595 million of availability on revolving credit facility at June 30, 2026
•Innovation continues to drive profitable sales growth with top five new innovative products expected to contribute $270 million to annualized sales
•Entered into definitive agreement to combine with Patrick Industries, Inc. in an all-stock merger, to form a premier component solutions provider for the outdoor enthusiast, housing, and transportation markets. Please visit www.patrickandlipperttogether.com for more information.

Elkhart, Indiana - August 5, 2026 - LCI Industries (NYSE: LCII), a leading supplier of engineered components to the recreation and transportation markets, today reported second quarter 2026 results.

"We delivered solid second quarter results with expanded profitability despite continued soft outdoor recreation industry demand. Our 2026 performance has been driven first and foremost by our self-help initiatives. Through disciplined operational efficiencies and strategic cost reduction actions, we've structurally improved our cost base and expanded net margins despite a challenging wholesale RV production environment and continued retail softness. Our disciplined cost management execution and increased product content per unit has fundamentally strengthened our earnings power and position us to generate higher returns throughout the cycle," said Johnny Sirpilla, Interim Chief Executive Officer.

Mr. Sirpilla continued, "I am energized by the opportunities ahead and appreciate the value LCI delivers to its customers across the many dynamic markets we serve. I’m equally excited about the compelling strategic and financial rationale for our proposed merger with Patrick. Together, we expect to create a broader, more innovative product platform, expand our addressable market, and cost-effectively bring more products within reach of outdoor recreation consumers. In the meantime, our talented, innovation-minded team remains squarely focused on advancing our strategic investments and cost optimization initiatives and we look forward to finishing the year strong in our drive to enhance shareholder value."

Second Quarter 2026 Results

Consolidated net sales decreased 12.5% to $968.7 million in the second quarter of 2026, down from $1,107.3 million in the same period of 2025. Excluding the $88.8 million negative impact of IEEPA tariff refunds expected to be passed through to customers, adjusted net sales decreased 4.5% to $1,057.5 million. The decrease in consolidated net sales and adjusted net sales was primarily driven by lower North American RV wholesale shipments, partially offset by sales price increases for targeted products and to cover higher material costs, sales from acquired businesses ($16.7 million in the second quarter), growth in the automotive aftermarket, and content gains in North American RV sales driven by recent product innovations, and, in the case of consolidated net sales, the impact of IEEPA tariff refunds expected to be passed through to customers.

Net income was up 16% to $67.1 million, or $2.75 per diluted share, compared to $57.6 million, or $2.29 per diluted share, in the second quarter of 2025. Adjusted net income increased to $65.9 million, or $2.70 per adjusted diluted share, compared to $60.1 million, or $2.39 per adjusted diluted share. Adjusted EBITDA increased 7% to $129.4 million, compared to $121.3 million in the second quarter of 2025. Operating profit margin increased to 9.9% in the second quarter of 2026 compared to 7.9% in the same period of 2025. Year-over-year margin expansion was driven primarily by cost improvement actions, including materials sourcing strategies, and the benefit of the net impact of IEEPA tariff refunds, partially offset by merger-related expenses, and investments in capacity and distribution to support the Aftermarket Segment.

*Additional information regarding adjusted net income, adjusted diluted EPS, adjusted net sales, and adjusted EBITDA used throughout this release, as well as reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measure, is provided in the "Supplementary Information - Reconciliation of Non-GAAP Measures" section below.

OEM Segment - Second Quarter Performance

OEM net sales decreased $164.8 million, or 20%, to $674.8 million for the second quarter of 2026, compared to $839.6 million in the same period of 2025. RV OEM net sales decreased 33% to $336.1 million, primarily due to a reduction for IEEPA tariff refunds expected to be passed through to customers, a decrease in North American travel trailer and fifth-wheel shipments, and an increase in RV sales mix toward lower content single axle travel trailers, partially offset by sales price increases for targeted products and to cover increased material costs, and recent product innovations. Adjacent Industries OEM net sales increased 1% year-over-year to $338.7 million, primarily driven by sales from acquired businesses and higher sales to North American marine OEMs, partially offset by a reduction for IEEPA tariff refunds expected to be passed through to customers.

Operating profit of the OEM Segment was $44.1 million in the second quarter of 2026, or 6.5% of net sales, compared to $51.7 million, or 6.2% of net sales, in the same period in 2025. Operating profit of the OEM Segment included a net positive impact related to IEEPA tariff refunds after deducting the related refunds expected to be passed through to customers. In addition to the favorable net impact of tariff refunds, the operating profit margin benefitted primarily from increases in selling prices contractually tied to indices of select commodities, increases in selling prices for targeted products and to cover increased material costs, and cost improvement actions, including materials sourcing strategies. The positive factors, other than the favorable net impact of tariff refunds, were more than offset by the impact of fixed costs spread over decreased production volumes, higher material costs related to tariffs, higher steel and aluminum costs, rising fuel costs, as well as merger-related expenses.

Aftermarket Segment - Second Quarter Performance

Aftermarket net sales increased 10% to $293.9 million for the second quarter of 2026, compared to $267.7 million in the same period of 2025. The increase was primarily driven by sales price increases for targeted products and to cover increased material costs, sales from acquired businesses, and increases in volume in the automotive aftermarket, partially offset by a reduction for IEEPA tariff refunds expected to be passed through to customers.

Operating profit of the Aftermarket Segment was $51.9 million, or 17.7% of net sales in the second quarter of 2026, compared to $36.1 million, or 13.5% of net sales, in the same period of 2025. Operating profit of the Aftermarket Segment included a net positive impact related to IEEPA tariff refunds after deducting the related refunds expected to be passed through to customers. In addition to the favorable net impact of IEEPA tariff refunds, the operating profit margin benefitted primarily from increases in selling prices for targeted products and to cover increased material costs and cost improvement actions, including materials sourcing strategies. These positive factors, other than the favorable net impact of IEEPA tariff refunds, were more than offset by higher material and freight costs related to tariffs, higher steel and aluminum costs, rising fuel costs, merger-related expenses, and investments in capacity and distribution.

Income Taxes

The Company's effective tax rate was 25.6% for the quarter ended June 30, 2026, compared to 26.2% for the quarter ended June 30, 2025. The improvement in the effective tax rate was primarily due to the recognition of a discrete tax benefit related to an increase in the cash surrender value of company-owned life insurance policies compared to the prior year period and a statute release of an uncertain tax position on state R&D tax credits, partially offset by a write-off of projected non-deductible deferred executive compensation.

Balance Sheet and Other Items

At June 30, 2026, the Company's cash and cash equivalents balance was $216.5 million, relative to $222.6 million at December 31, 2025. The Company used $92.0 million to pay off the remaining balance of its 2026 Convertible Notes at maturity, $55.9 million for dividend payments to shareholders, and $28.4 million for capital expenditures in the six months ended June 30, 2026.

The Company's outstanding long-term indebtedness, including current maturities, was $852.6 million at June 30, 2026. As of June 30, 2026, the Company had $595.2 million of borrowing availability under its revolving credit facility.

Outlook

Based on current market and economic conditions along with existing tariffs, the Company expects the following:

•July 2026 net sales of approximately $315 million, down 4% from prior year
•2026 North American RV wholesale shipments of 280,000 to 300,000, lowering from the previous range of 315,000 to 330,000
•2026 revenue of $3.9 billion to $4.1 billion, reduced to reflect softened market conditions
•2026 operating profit margin of 7.5% to 8.0%, reaffirming prior guidance range
•2026 adjusted EPS of $8.25 to $8.75

Conference Call & Webcast

LCI Industries will host a conference call to discuss its second quarter results on Wednesday, August 5, 2026, at 8:30 a.m. Eastern time. An online, real-time webcast, as well as a supplemental earnings presentation, will be available on the Company's website, investors.lci1.com. The conference call and webcast can also be accessed by dialing (888) 596-4144 for participants in the U.S. and (646) 968-2525 for participants outside the U.S. using the required access code 5713129#. Due to the high volume of companies reporting earnings at this time, please be prepared for hold times of up to 15 minutes when dialing in to the call.

A replay of the conference call will be available for two weeks by dialing (800) 770-2030 for participants in the U.S. and (609) 800-9909 for those outside the U.S. and referencing access code 5713129#. A replay of the webcast will be available on the Company’s website immediately following the conclusion of the call.

About LCI Industries

LCI Industries (NYSE: LCII), through its Lippert subsidiary, is a global leader in supplying engineered components to the outdoor recreation and transportation markets. We believe our innovative culture, advanced manufacturing capabilities, and dedication to enhancing the customer experience have established Lippert as a reliable partner for both OEM and aftermarket customers. For more information, visit www.lippert.com.

Forward-Looking Statements

This press release contains certain "forward-looking statements" with respect to our financial condition, results of operations, profitability, margins, business strategies, operating efficiencies or synergies, competitive position, growth opportunities, acquisitions, plans and objectives of management, markets for the Company's common stock, the impact of legal proceedings, and other matters. Statements in this press release that are not historical facts are "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, and involve a number of risks and uncertainties.

Forward-looking statements, including, without limitation, those relating to the Company's 2026 outlook and related assumptions, production levels, future financial results and business prospects, net sales, expenses and income (loss), operating margins, capital expenditures, tax rate, cash flow, financial condition, liquidity, covenant compliance, retail and wholesale demand and shipments, run rates, integration of acquisitions, planned divestitures and facility consolidations, optimization of facilities and infrastructure, R&D investments, commodity prices, addressable markets, industry trends, and the Company's proposed merger with Patrick Industries, Inc. ("Patrick"), whenever they occur in this press release are necessarily estimates reflecting the best judgment of the Company's senior management at the time such statements were made. There are a number of factors, many of which are beyond the Company's control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include, in addition to other matters described in this press release, (1) the impacts of costs and availability of, and tariffs on, raw materials (particularly steel and aluminum) and other components, (2) tariff refunds and related pass through to customers, (3) future pandemics, geopolitical tensions, armed conflicts, or natural disasters on the global economy and on the Company's customers, suppliers, team members, business and cash flows, (4) pricing pressures due to domestic and foreign competition, (5) seasonality and cyclicality in the industries to which we sell our products, (6) availability of credit for financing the retail and wholesale purchase of products for which we sell our components, (7) inventory levels of retail dealers and manufacturers, availability of transportation for products for which we sell our components, (8) the financial condition of our customers, (9) the financial condition of retail dealers of products for which we sell our components, (10) retention and concentration of significant customers, (11) the costs, pace of and successful integration of acquisitions and other growth initiatives, (12) availability and costs of production facilities and labor, team member benefits, team member retention, realization and impact of expansion plans, (13) efficiency improvements and cost reductions, (14) the disruption of business resulting from natural disasters or other unforeseen events, (15) the successful entry into new markets, (16) the costs of compliance with environmental laws, laws of foreign jurisdictions in which we operate, other operational and financial risks related to conducting business internationally, and increased governmental regulation and oversight, (17) information technology performance and security, (18) the ability to protect intellectual property, (19) warranty and product liability claims or product recalls, (20) interest rates, oil and gasoline prices, and availability, the impact of international, national and regional economic conditions and consumer confidence on the retail sale of products for which we sell our components, (21) risks related to the pending merger with Patrick, including (a) the risk that the cost savings and any revenue synergies from the transaction may not be fully realized or may take longer than anticipated to be realized, (b) disruption to each party’s business as a result of the announcement and pendency of the transaction, (c) the risk that the integration of each party’s operations will be materially delayed or will be more costly or difficult than expected or that the parties are otherwise unable to successfully integrate as a result of unexpected factors or events, (d) the failure to obtain the necessary approvals by the stockholders of the Company or Patrick, (e) the ability by each of the Company and Patrick to obtain required governmental approvals of the transaction on the timeline expected, or at all, and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the transaction, (f) reputational risk and the reaction of each party’s customers, suppliers, employees or other business partners to the transaction, (g) the failure of the closing conditions in the merger agreement to be satisfied, or any unexpected delay in closing the transaction or the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, (h) the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events, (i) risks related to management and oversight of the expanded business and operations of the combined company due to the increased size and complexity, (j) the possibility of increased scrutiny by, and/or additional regulatory requirements of, governmental authorities as a result of the transaction or the size, scope and complexity of the combined company’s business operations, and (k) the outcome of any legal or regulatory proceedings that may be currently pending or later instituted against the Company, Patrick or the combined company before or after the transaction, and (22) other risks and uncertainties discussed more fully under the caption "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2025, the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2026 and in the Company's subsequent filings with the Securities and Exchange Commission (the "SEC"). Readers of this press release are cautioned not to place undue reliance on these forward-looking statements, since there can be no assurance that these forward-looking statements will prove to be accurate. The Company disclaims any obligation or undertaking to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made, except as required by law.

Important Information About the Proposed Transaction and Where to Find It

In connection with the proposed transaction between the Company and Patrick, the Company and Patrick intend to file relevant materials with the SEC, including, among other filings, a Patrick registration statement on Form S-4 that will include a joint proxy statement of the Company and Patrick that also constitutes a prospectus of Patrick with respect to shares of Patrick’s common stock to be issued in the proposed transaction, and a definitive joint proxy statement/prospectus, which will be mailed to stockholders of the Company and Patrick (the “Joint Proxy Statement/Prospectus”). The Company and Patrick may also file other documents with the SEC regarding the proposed transaction. This document is not a substitute for the Joint Proxy Statement/Prospectus or any other document which the Company and Patrick may file with the SEC. INVESTORS AND SECURITY HOLDERS OF THE COMPANY AND PATRICK ARE URGED TO READ THE REGISTRATION STATEMENT AND THE JOINT PROXY STATEMENT/PROSPECTUS AND ANY OTHER DOCUMENTS THAT WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and security holders will be able to obtain free copies of the registration statement and the Joint Proxy Statement/Prospectus (when available) and other documents filed with the SEC by the Company and Patrick through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by the Company will be available free of charge on Company’s website at lippert.com under the tab “Investors” and under the heading “Financials” and subheading “SEC Filings.” Copies of the documents filed with the SEC by Patrick will be available free of charge on Patrick’s website at patrickind.com under the tab “Investors” and under the heading “SEC Filings.”

Certain Information Regarding Participants

The Company, Patrick and their respective directors and executive officers may be considered participants in the solicitation of proxies from the stockholders of each of the Company and Patrick in connection with the proposed transaction. Information about the directors and executive officers of the Company and their ownership of Company common stock is set forth in its Annual Report on Form 10-K for the year ended December 31, 2025, which was filed with the SEC on February 26, 2026 and its proxy statement for its 2026 annual meeting, which was filed with the SEC on March 27, 2026. Information about the directors and executive officers of Patrick and their ownership of Patrick common stock is set forth in its Annual Report on Form 10-K for the year ended December 31, 2025, which was filed with the SEC on February 19, 2026 and its proxy statement for its 2026 annual meeting, which was filed with the SEC on March 30, 2026. To the extent holdings of Company’s or Patrick’s securities by its directors or executive officers have changed since the amounts set forth in such filings, such changes have been or will be reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Beneficial Ownership on Form 4 filed with the SEC. Information about the directors and executive officers of the Company and Patrick, including a description of their direct or indirect interests, by security holdings or otherwise, and other information regarding the potential participants in the proxy solicitations, which may be different than those of the Company’s stockholders and Patrick’s stockholders generally, will be contained in the Joint Proxy Statement/Prospectus and other relevant materials to be filed with the SEC regarding the proposed transaction. You may obtain these documents (when they become available) free of charge through the website maintained by the SEC at http://www.sec.gov and from Company’s or Patrick’s website as described above.

No Offer or Solicitation

This press release does not constitute an offer to sell or the solicitation of an offer to buy or exchange any securities or a solicitation of any vote or approval in any jurisdiction, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. It does not constitute a prospectus or prospectus equivalent document. No offering or sale of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law.

Contact:
Lillian D. Etzkorn, CFO
(574) 535-1125
Investors@lci1.com

###

LCI INDUSTRIES
OPERATING RESULTS
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,		Last Twelve
	2026	2025	2026	2025	Months
(In thousands, except per share amounts)

Net sales	$968,675	$1,107,250	$2,059,192	$2,152,840	$4,028,369
Cost of sales	667,531	837,229	1,484,383	1,631,070	2,995,035
Gross profit	301,144	270,021	574,809	521,770	1,033,334
Warehouse and transportation	61,342	54,235	117,224	104,090	218,194
Selling, general and administrative expenses	143,842	127,982	266,466	248,559	513,220
Operating profit	95,960	87,804	191,119	169,121	301,920
Interest expense, net	6,319	9,689	16,232	15,680	36,262
Loss on extinguishment of debt	—	—	—	8,053	806
Gain on sale of real estate	(554)	—	(554)	—	(20,270)
Income before income taxes	90,195	78,115	175,441	145,388	285,122
Provision for income taxes	23,054	20,480	45,353	38,315	73,857
Net income	$67,141	$57,635	$130,088	$107,073	$211,265

Net income per common share:
Basic	$2.76	$2.29	$5.36	$4.23	$8.69
Diluted	$2.75	$2.29	$5.29	$4.23	$8.66

Weighted average common shares outstanding:
Basic	24,314	25,157	24,274	25,297	24,301
Diluted	24,392	25,157	24,571	25,297	24,395

Depreciation	$17,670	$16,826	$34,020	$33,489	$67,586
Amortization	$13,188	$13,497	$26,636	$26,376	$54,436
Capital expenditures	$18,764	$12,736	$28,432	$21,774	$59,302

LCI INDUSTRIES
SEGMENT RESULTS
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,		Last Twelve
	2026	2025	2026	2025	Months
(In thousands)
Net sales:
OEM Segment:
RV OEMs:
Travel trailers and fifth-wheels	$282,349	$441,926	$724,355	$913,120	$1,519,471
Motorhomes	53,771	61,372	121,609	120,980	236,605
Adjacent Industries OEMs	338,673	336,261	681,643	629,014	1,298,070
Total OEM Segment net sales	674,793	839,559	1,527,607	1,663,114	3,054,146
Aftermarket Segment:
Total Aftermarket Segment net sales	293,882	267,691	531,585	489,726	974,223
Total net sales	$968,675	$1,107,250	$2,059,192	$2,152,840	$4,028,369

Operating profit:
OEM Segment	$44,083	$51,684	$120,587	$113,657	$191,050
Aftermarket Segment	51,877	36,120	70,532	55,464	110,870
Total operating profit	$95,960	$87,804	$191,119	$169,121	$301,920

Depreciation and amortization:
OEM Segment depreciation	$12,307	$12,169	$23,565	$24,496	$47,400
Aftermarket Segment depreciation	5,363	4,657	10,455	8,993	20,186
Total depreciation	$17,670	$16,826	$34,020	$33,489	$67,586

OEM Segment amortization	$9,150	$9,638	$18,561	$18,752	$38,474
Aftermarket Segment amortization	4,038	3,859	8,075	7,624	15,962
Total amortization	$13,188	$13,497	$26,636	$26,376	$54,436

LCI INDUSTRIES
BALANCE SHEET INFORMATION
(unaudited)

	June 30,	December 31,
	2026	2025
(In thousands)
ASSETS
Current assets
Cash and cash equivalents	$216,512	$222,615
Accounts receivable, net	383,004	243,425
Inventories, net	768,976	809,094
Prepaid expenses and other current assets	116,232	74,552
Total current assets	1,484,724	1,349,686
Fixed assets, net	414,775	428,031
Goodwill	619,125	622,183
Other intangible assets, net	372,869	402,568
Operating lease right-of-use assets	275,225	272,995
Other long-term assets	101,184	100,524
Total assets	$3,267,902	$3,175,987

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Current maturities of long-term indebtedness	$3,658	$3,683
Accounts payable, trade	208,855	202,257
Current portion of operating lease obligations	45,233	44,174
Accrued expenses and other current liabilities	339,504	223,253
Total current liabilities	597,250	473,367
Long-term indebtedness	848,932	941,502
Operating lease obligations	248,358	246,047
Deferred taxes	27,820	27,495
Other long-term liabilities	113,790	126,743
Total liabilities	1,836,150	1,815,154
Total stockholders' equity	1,431,752	1,360,833
Total liabilities and stockholders' equity	$3,267,902	$3,175,987

LCI INDUSTRIES
SUMMARY OF CASH FLOWS
(unaudited)

	Six Months Ended June 30,
	2026	2025
(In thousands)
Cash flows from operating activities:
Net income	$130,088	$107,073
Adjustments to reconcile net income to cash flows provided by operating activities:
Depreciation and amortization	60,656	59,865
Stock-based compensation expense	12,303	10,949
Loss on extinguishment of debt	—	8,053
Gain on sale of real estate	(554)	—
Other non-cash items	901	6,514
Changes in assets and liabilities, net of acquisitions of businesses:
Accounts receivable, net	(140,583)	(168,012)
Inventories, net	38,774	62,977
Prepaid expenses and other assets	(43,906)	(4,899)
Accounts payable, trade	8,698	33,012
Accrued expenses and other liabilities	103,841	39,405
Net cash flows provided by operating activities	170,218	154,937
Cash flows from investing activities:
Capital expenditures	(28,432)	(21,774)
Acquisition of businesses	—	(98,187)
Proceeds from sale of real estate	2,156	—
Other investing activities	3,159	(3,389)
Net cash flows used in investing activities	(23,117)	(123,350)
Cash flows from financing activities:
Vesting of stock-based awards, net of shares tendered for payment of taxes	(6,695)	(4,858)
Repayments under revolving credit facility	—	(19,261)
Proceeds from term loan borrowings	—	391,000
Repayments under term loan and other borrowings	(2,222)	(281,525)
Proceeds from issuance of convertible notes	—	448,500
Repurchase of convertible notes	(92,000)	(368,920)
Purchases of convertible note hedge contracts	—	(67,574)
Proceeds from issuance of warrants concurrent with note hedge contracts	—	27,600
Partial unwind of convertible note hedge and warrants	—	1,378
Payment of debt issuance costs	—	(4,821)
Payment of dividends	(55,879)	(58,388)
Repurchases of common stock	—	(66,338)
Other financing activities	—	(895)
Net cash flows used in financing activities	(156,796)	(4,102)
Effect of exchange rate changes on cash and cash equivalents	3,592	(1,310)
Net (decrease) increase in cash and cash equivalents	(6,103)	26,175
Cash and cash equivalents at beginning of period	222,615	165,756
Cash and cash equivalents at end of period	$216,512	$191,931

LCI INDUSTRIES
SUPPLEMENTARY INFORMATION
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,		Last Twelve
	2026	2025	2026	2025	Months
Industry Data(1) (in thousands of units):
Industry Wholesale Production:
Travel trailer and fifth-wheel RVs	65.5	81.4	138.9	167.7	269.3
Motorhome RVs	9.8	9.3	20.5	18.7	37.9
Industry Retail Sales:
Travel trailer and fifth-wheel RVs	86.0	100.7	139.0	163.3	281.8
Impact on dealer inventories	(20.5)	(19.3)	(0.1)	4.4	(12.5)
Motorhome RVs	10.3	10.7	17.8	19.7	36.0

			Twelve Months Ended
			June 30,
			2026	2025
Lippert Content Per Industry Unit Produced(2):
Travel trailer and fifth-wheel RV			$5,831	$5,234
Motorhome RV			$3,852	$3,793

			June 30,		December 31,
			2026	2025	2025
Balance Sheet Data (debt availability in millions):
Remaining availability under the revolving credit facility (3)			$595.2	$595.3	$595.2
Days sales in accounts receivable, based on last twelve months			30.6	29.6	29.7
Inventory turns, based on last twelve months			3.8	4.2	4.2

Estimated Full Year Data:			2026
Revenue			$3.9 - $4.1 billion
Operating profit margin(4)			7.5% - 8.0%
Adjusted diluted EPS			$8.25 - $8.75
Capital expenditures			$55 - $65 million
Depreciation and amortization			$115 - $125 million
Stock-based compensation expense			$24 - $27 million
Annual tax rate			25% - 27%

(1) Industry wholesale production data for travel trailer and fifth-wheel RVs and motorhome RVs provided by the Recreation Vehicle Industry Association. Industry retail sales data provided by Statistical Surveys, Inc.
(2) Excludes the impact on net sales in 2026 from IEEPA tariff refunds expected to be passed through to customers.
(3) Remaining availability under the revolving credit facility is subject to covenant restrictions.
(4) Estimate excludes impact of IEEPA tariff refunds and merger-related expenses.

LCI INDUSTRIES
SUPPLEMENTARY INFORMATION
RECONCILIATION OF NON-GAAP MEASURES
(unaudited)

The following table reconciles net income to Adjusted EBITDA, net sales to adjusted net sales, and net income as a percentage of net sales to Adjusted EBITDA as a percentage of adjusted net sales.

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
(In thousands)
Net income	$67,141	$57,635	$130,088	$107,073
Interest expense, net	6,319	9,689	16,232	15,680
Provision for income taxes	23,054	20,480	45,353	38,315
Depreciation expense	17,670	16,826	34,020	33,489
Amortization expense	13,188	13,497	26,636	26,376
EBITDA	$127,372	$118,127	$252,329	$220,933
Loss on extinguishment of debt	—	—	—	8,053
Gain on sale of real estate	(554)	—	(554)	—
Restructuring costs	4,421	—	4,421	—
Merger expenses	14,124	—	14,124	—
Net impact of IEEPA tariff refunds	(15,972)	—	(15,972)	—
Executive separation costs	—	3,193	—	3,193
Adjusted EBITDA	$129,391	$121,320	$254,348	$232,179

Net sales	$968,675	$1,107,250	$2,059,192	$2,152,840
IEEPA tariff refunds impact on net sales	88,792	—	88,792	—
Adjusted net sales	$1,057,467	$1,107,250	$2,147,984	$2,152,840

Net income as a percentage of net sales	6.9%	5.2%	6.3%	5.0%
Adjusted EBITDA as a percentage of adjusted net sales	12.2%	11.0%	11.8%	10.8%

The following table reconciles net income to adjusted net income and net income per diluted share to adjusted net income per adjusted diluted share ("Adjusted EPS").

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
(In thousands, except per share amounts)
Net income	$67,141	$57,635	$130,088	$107,073
Loss on extinguishment of debt	—	—	—	8,053
Gain on sale of real estate	(554)	—	(554)	—
Restructuring costs	4,421	—	4,421	—
Merger expenses	14,124	—	14,124	—
Net impact of IEEPA tariff refunds, including interest income	(19,664)	—	(19,664)	—
Executive separation costs	—	3,193	—	3,193
Tax effect of adjustments	402	(765)	402	(2,695)
Adjusted net income	$65,870	$60,063	$128,817	$115,624

Weighted average common shares outstanding - diluted	24,392	25,157	24,571	25,297
Dilutive effect of 2030 Convertible Notes (1)	—	—	(213)	—
Weighted average common shares outstanding - adjusted diluted	24,392	25,157	24,358	25,297

Net income per common share - diluted	$2.75	$2.29	$5.29	$4.23
Loss on extinguishment of debt	—	—	—	0.32
Gain on sale of real estate	(0.02)	—	(0.02)	—
Restructuring costs	0.18	—	0.18	—
Merger expenses	0.58	—	0.57	—
Net impact of IEEPA tariff refunds, including interest income	(0.81)	—	(0.80)	—
Executive separation costs	—	0.13	—	0.13
Tax effect of adjustments	0.02	(0.03)	0.02	(0.11)
Dilutive effect of 2030 Convertible Notes (1)	—	—	0.05
Adjusted net income per common share - adjusted diluted (Adjusted EPS)	$2.70	$2.39	$5.29	$4.57
(1) Weighted average shares outstanding - diluted, on a GAAP basis, includes diluted shares attributable to the Company's 2030 Convertible Notes for the six months ended June 30, 2026. However, the offsetting impact of the convertible note hedge transactions that the Company entered into in connection therewith is not recognized on a GAAP basis. As a result, for purposes of this calculation, the Company excludes the dilutive shares to the extent they would be offset by the convertible note hedge transactions.
In addition to reporting financial results in accordance with U.S. GAAP, the Company has provided the non-GAAP performance measures of Adjusted EBITDA, adjusted net sales, Adjusted EBITDA as a percentage of adjusted net sales, adjusted net income, and Adjusted EPS to illustrate and improve comparability of its results from period to period. Adjusted EBITDA is defined as net income before interest expense, net, provision for income taxes, depreciation expense, amortization expense, loss on extinguishment of debt, gain on sale of real estate, restructuring costs, merger expenses, the net impact of IEEPA tariff refunds, and executive separation costs, as applicable, during the three and six month periods ended June 30, 2026 and 2025. Adjusted net sales is defined as net sales adjusted for the reduction in net sales related to IEEPA tariff refunds expected to be passed through to customers. Adjusted net income is defined as net income adjusted for loss on extinguishment of debt, gain on sale of real estate, restructuring costs, merger expenses, the net impact of IEEPA tariff refunds, including interest income, executive separation costs, and the related tax effects, as applicable, during the three and six month periods ended June 30, 2026 and 2025. Adjusted EPS is defined as adjusted net income divided by weighted average common shares outstanding - adjusted diluted, which includes an adjustment for the dilutive effect of the 2030 Convertible Notes under the if-converted method for the six month period ended June 30, 2026. The restructuring costs adjusted out of the non-GAAP measures relate to the Company's plant consolidations at our U.S. glass and automotive aftermarket facilities. The Company considers these non-GAAP measures in evaluating and managing the Company's operations and believes that discussion of results adjusted for these items is meaningful to investors because it provides a useful analysis of ongoing underlying operating trends. These measures are not in accordance with, nor are they substitutes for, GAAP measures, and they may not be comparable to similarly titled measures used by other companies.
Further, the Company has provided its outlook for full-year 2026 Adjusted EPS and adjusted operating profit margin in this release. The Company is unable to provide a reconciliation of forward-looking non-GAAP financial measures to their most directly comparable GAAP financial measures because the Company is unable to provide, without unreasonable effort, a meaningful or accurate calculation or estimation of amounts that would be necessary for the reconciliation due to the complexity and inherent difficulty in forecasting and quantifying future amounts or when they may occur. The financial impact of such items is uncertain and is dependent on various factors, including timing, and could be material to the Company's consolidated statements of income.